                                                                    EXHIBIT 12.2

XO COMMUNICATIONS
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS (IN THOUSANDS)

                                                                                                                    FOR THE PERIOD
                                                                                                                          ENDED
                                    ----------------------------------------------------------------------------------------------
                                                            FOR THE YEAR ENDED                                            6/30/01
                                    ----------------------------------------------------------------------------------------------
                                       1995        1996        1997          1998          1999          2000            2001
                                    ----------  ----------  -----------  ------------  ------------  -------------- --------------
EARNINGS:

Earnings available to common
shareholders                        $ (12,731)  $ (71,101)  $ (168,324)  $  (337,113)  $ (627,881)   $ (1,247,655)  $  (983,274)

Less interest capitalized during
the period, net                             -           -       (1,793)       (4,311)      (9,924)        (31,033)      (30,642)



Add equity investment losses                -       1,100        2,891         3,677        4,385           6,417         2,858


Add fixed charges                         609      31,348       97,014       211,086      368,860         626,043       356,662
                                    ----------  ----------  -----------  ------------  ------------  -------------- --------------

CALCULATED EARNINGS                 $ (12,122)  $ (38,653)  $  (70,212)  $  (126,661)  $ (264,560)   $   (646,228)  $  (654,396)


FIXED CHARGES:


Total interest expense including
capitalized interest                $     499   $  30,876   $   56,288   $   148,876   $  293,047    $    465,155   $   265,074

Dividend requirements on
preferred stock                                                 39,320        58,773       69,189         146,356        78,647

Est. of Interest within Rental
Exp.                                      110         472        1,406         3,437        6,624          14,532        12,941
                                    ----------  ----------  -----------  ------------  ------------  -------------- --------------



TOTAL FIXED CHARGES                 $     609   $  31,348   $   97,014   $   211,086   $  368,860    $    626,043   $   356,662


RATIO OF EARNINGS TO FIXED
CHARGES                                     -           -            -             -            -               -

DEFICIENCY                          $ (12,731)  $ (70,001)  $ (167,226)  $  (337,747)  $ (633,420)   $ (1,272,271)  $(1,011,058)

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